FOR IMMEDIATE RELEASE

FAIRPOINT COMPLETES BENTLEYVILLE

COMMUNICATIONS ACQUISITION

CHARLOTTE, NC, September 1, 2005 - FairPoint Communications, Inc. (NYSE: FRP) announced today that it has completed a merger with Bentleyville Communications Corporation, by which Bentleyville becomes a subsidiary of FairPoint. The net cost of this merger to FairPoint is $9.3 million.

Bentleyville, in operation for more than 90 years, provides telecommunications, cable and Internet services to rural areas of southwestern Pennsylvania. Bentleyville has approximately 3,600 access line equivalents currently in operation.

“ We are excited to make Bentleyville a part of FairPoint’s growing network, and we look forward to offering new products and services to this customer base,” said Gene Johnson, FairPoint’s CEO. “Today’s transaction is in line with our strategy to focus on increasing shareholder value through a combination of organic and external growth. We are committed to pursuing opportunities that improve our cash available to pay dividends and enhance our operating position within existing regions.”

Bentleyville is one of two Rural Local Exchange Carriers (RLECs) FairPoint currently operates in Pennsylvania. FairPoint acquired Marianna and Scenery Hill Telephone Company in September of 2001. These RLECs are contiguous to each other, with both located in the southwest corner of the state.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 28 RLECs located in 17 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

Investor Contact:  Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact:  Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

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